Exhibit 10.3

Tryon Capital Ventures, LLC

100 Europa Drive

Suite 455

Chapel Hill, NC 27517

March 1, 2014

Carl Michael Hillerbrand

President

Nuts & Bolts International, Inc.

1415 Debra Drive

Cary, NC 27511

Dear Mike;

This letter will serve as our agreement to provide administrative and other miscellaneous services to Nuts & Bolts International, Inc. Tryon Capital services will also from time to time include help with various transactions that the company may be considering.

Tryon Capital Ventures, LLC will bill Nuts & Bolts International, Inc. $5,000 a month to cover the monthly retainer and some incidental expenses that might occur. Tryon Capital will also submit bills associated with transactions directly to the company to be paid.

This agreement will remain in effect until one or the other party informs the other that the agreement is ending.

Sincerely,

Peter Reichard

Managing Director

Accepted;          /s/ Carl Michael Hillerbrand

Carl Michael Hillerbrand, President